Exhibit 10.3

Execution Copy

[SS&C Letterhead]

Mr. Paul G. Igoe
c/o SS&C Technologies Holdings, Inc.

80 Lamberton Road
Windsor, Connecticut 06095

March 8, 2018

Dear Paul:

This letter agreement (this “Agreement”) sets forth our mutual agreement concerning your termination as an executive officer and employee of SS&C Technologies Holdings, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and SS&C Technologies, Inc., a Delaware corporation (together with any successor thereto, “SS&C”), and their subsidiaries and affiliates (collectively, the “Company Group”).

1.Termination.  Your employment with the Company Group will terminate in all capacities as of July 31, 2018 (the “Effective Date”).  In that regard, you hereby resign, effective as of the Effective Date, from (a) your position as Senior Vice President, General Counsel and Secretary of the Company and (b) all other officer positions, committee memberships, directorships and other positions that you hold with the Company Group.  You agree that you will cooperate with the Company Group in connection with any such resignation.  With respect to any Company Group entity of which you currently serve as an officer or director or other corporate capacity, you will continue to review and execute such documents and take such other actions as may be reasonably requested by the Company until your replacement in such entity is properly installed.  In addition, you agree that on and after the Effective Date, you will not represent yourself as being an employee, officer, director, agent or representative of the Company Group for any purpose, except for the limited purposes described in the preceding sentence or as otherwise authorized in writing by the Company.

2.Salary and Benefits Prior to the Effective Date.  During the period commencing on the date of this Agreement and ending on the Effective Date (or, if earlier, the date of any termination of your employment) (the “Continuation Period”), you will continue to receive your current base salary at the rate of $275,000 (the “Base Salary”) and you will continue to participate as an employee in the Company’s health and welfare plans and programs in accordance with their terms.

3.Consulting Services.  In consideration for the severance benefits set forth in Section 4 below, from the Effective Date through December 31, 2018 (the “Consulting Period”), you will make yourself available to provide consulting and advisory services as may be requested from time to time by the Company; provided, however¸ that such services will not be required for more than 20 hours during any one-month period.  During the Consulting Period, you will not be treated as an employee of the Company or any other member of the Company Group for any purposes, including, without limitation, for purposes of any past, present or future employee benefit plan, program or arrangement of the Company or the Company Group.  Your services hereunder during the Consulting Period will be performed in the capacity of an “independent contractor”.

4.Severance Benefits.  Subject to your execution of and continuing compliance with your obligations under this Agreement and in consideration of the covenants referenced herein and the waiver and release set forth below, and provided that you do not revoke this Agreement in accordance with Section 22(h), as severance, the Company will pay you an annual bonus for the year 2017 in the amount of $550,000 payable when bonuses for 2017 are paid to other executive officers of the Company.

5.Paid Time Off.  Any accrued but unused paid time off you have as of the Effective Date will be paid to you in accordance with the Company’s vacation policy.

6.Retirement Plans.  You will be entitled to receive your vested accrued benefits, if any, under the Company’s 401(k) plan in accordance with the terms and conditions of such plan.

7.Business Expenses.  As promptly as practicable after the Effective Date, the Company will pay you any unreimbursed business expenses incurred through the Effective Date to which you are entitled to reimbursement.

8.Outstanding Options. You hereby acknowledge that the options to purchase shares of the exchange-traded common stock of the Company (“Options”) that have been granted to you under the Amended and Restated 2014 Stock Incentive Plan of the Company pursuant to the option award agreements dated as of January 7, 2013, December 20, 2013, December 19, 2014, December 22, 2015, December 21, 2016 and December 22, 2017 (the “Award Agreements”) that are vested as of the Effective Date (or, if earlier, the date of your termination of employment) will be treated in accordance with the terms of the applicable Award Agreements, and any Options that are not vested as of the Effective Date (or, if earlier, the date of your termination of employment) will, in accordance with the terms of the Award Agreements, be forfeited and cancelled in their entirety as of the Effective Date (or, if earlier, the date of your termination of employment).  In addition, you acknowledge and agree that except for the Options, you do not hold and are you not entitled to receive any other equity or equity-based awards in respect of the Company.

9.No Other Compensation or Benefits.  Except as otherwise specifically provided herein or as required by COBRA or other applicable law, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company Group on or after the Effective Date.

10.Duties; Cooperation.  During the Continuation Period, you agree to render your services to the Company on a full-time, exclusive basis and use your good faith best efforts to promote and serve the interests of the Company Group subject to any alternate written instructions provided by the Company to you.  Following the Effective Date, you agree to cooperate fully with the Company and its counsel with respect to any matter (including, without limitation, any litigation, investigation or government proceeding) that relates to matters with which you are or were involved or about which you had knowledge during your employment with the Company.

11.Confidential Information.  Subject to Section 20, you hereby confirm and acknowledge that certain assets of the Company Group and its affiliates, including, without limitation, information regarding their methods of operation, financial information, strategic planning, operational budgets and strategies, payroll data, management systems, programs, computer systems, marketing plans and strategies, merger and acquisition strategies and customer lists (collectively, the “Confidential Information”) are valuable, special, and unique assets of the Company Group. You will not, during or after your employment with the Company Group, disclose any or any part of the Confidential Information to any person or entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to your employment during the Continuation Period; provided, however, that the Confidential Information will in no event include (i) any Confidential Information which was generally available to the public at the time of disclosure by you or (ii) any Confidential Information which becomes publicly available other than as a consequence of the breach by you of your confidentiality obligations hereunder. As of the Effective Date, you will deliver to the Company all documents and data pertaining to the Confidential Information and will not take with you any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. Nothing contained in this Section 11 will prohibit you from disclosing Confidential Information if such disclosure is required by law, governmental process or valid legal process. In the event that you are legally compelled to disclose any of the Confidential Information, you will provide the Company with prompt written notice so that the Company, at its sole cost and expense, may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If such protective order or other remedy is not obtained, or if the Company waives compliance with the provisions of this Agreement, you will furnish only that portion of the Confidential Information that you are advised by counsel is legally required to be disclosed.

12.Non-Solicit and No-Hire.  During the Continuation Period and for the period ending on the second anniversary of the Effective Date (the “Non-Solicit Restricted Period”), you will not (i) solicit or encourage any employee of the Company Group to terminate his or her employment with the Company Group, (ii) hire any employee of the Company Group prior to the date on which such person has not been employed by the Company Group for a period of at least one (1) year, or (iii) induce or attempt to induce any customer, client, supplier, licensee or other business relationship of the Company Group to cease doing or reduce their business with the Company Group, or in any way interfere with the relationship between the Company Group and any customer, client, supplier, licensee or other business relationship of the Company Group.

13.Certain Remedies.  Without intending to limit the remedies available to the Company, you agree that a breach of any of the covenants contained in Section 11 and Section 12 will result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company will be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining you from engaging in activities prohibited by the covenants contained in Section 11, Section 12 and Section 14 or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court will be available to the Company in lieu of, or prior to or pending determination in, any proceeding.  In addition to the remedies the Company may seek and obtain pursuant to this Agreement, the Non-Solicit Restricted Period will be extended by any and all periods during which you are in breach of  Section 11, Section 12 or Section 14.

14.Nondisparagement.  You agree that at no time following the Effective Date will you make, cause or assist any other person or entity to make any statement or other communication to any person or entity, including, without limitation, any third party, reporter, author, producer or similar person or entity, or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium), which impugns or attacks, or is otherwise critical of in any way, the reputation, business or character of the Company Group or any of its respective current, former or prospective directors, officers, shareholders or employees.

15.Confidentiality of this Agreement.  Subject to Section 20, you agree that, except to enforce the terms of this Agreement or as may be required by applicable law or legal process, you will not disclose the terms of this Agreement to any person other than your accountants, financial advisors, attorneys or spouse; provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Agreement to any other person or entity.

16.Return of Property.  No later than seven (7) days following the Effective Date, you will deliver to the Company (or, if requested by any member of the Company Group, destroy) all property made available to you in connection with your employment by any member of the Company Group, including, without limitation, any and all records, manuals, customer lists, notebooks, cellphones, electronic devices, computers, computer programs, credit cards, and files, papers, electronically stored information and documents kept or made by you in connection with your employment.

17.Employee Protections.  As described further in Section 20, you have the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations.  As such, nothing in this Agreement or otherwise is intended to prohibit you from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity or self-regulatory organization, and you may do so without notifying the Company.  The Company may not retaliate against you for any of these activities, and nothing in this Agreement or otherwise would require you to waive any monetary award or other payment that you might become entitled to from the SEC or any other governmental entity.  Moreover, nothing in this Agreement or otherwise prohibits you from notifying the Company that you are going to make a report or disclosure to law enforcement.

18.Release.

(a)General Release.  In consideration of the Company’s obligations under this Agreement and for other valuable consideration, you hereby release and forever discharge the Company, each other member of the Company Group and each of their respective direct or indirect shareholders, officers, employees, directors and agents (collectively, the “Released Parties”) from any and all claims, actions and causes of action (collectively, “Claims”), including, without limitation, any Claims arising under (A) the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514; Sections 748(h)(i), 922(h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. § 26(h), 15 U.S.C. § 78u-6(h)(i) and 12 U.S.C. § 5567(a) but excluding from this release any right you may have to receive a monetary award from the SEC as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C. Sec. 26(a)-(g), or directly from any other federal or state agency pursuant to a similar program, or (B) any applicable federal, state, local or foreign law, that you may have, or in the future may possess arising out of (x) your employment relationship with and service as a director, employee, officer or manager of the Company or any other member of the Company Group, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 18(a) will not apply to (i) the obligations of the Company under this Agreement and (ii) the obligations of the Company to continue to provide officer indemnification to you as provided in the Company’s, as applicable, governing documents.  You further agree that the payments and benefits described in this Agreement will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that you may have against the Company or any other member of the Company Group arising out of your employment relationship, your service as a director, employee, officer or manager of the Company or any other member of the Company Group and the termination thereof.  The provision of the payments and benefits described in this Agreement will not be deemed an admission of liability or wrongdoing by the Company or any other member of the Company Group.  This Section 18(a) does not apply to any Claims that you may have as of the date you sign this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  Claims arising under ADEA are addressed in Section 18(b) of this Agreement.

(b)Specific Release of ADEA Claims.  In consideration of the payments and benefits provided to you under this Agreement, you hereby release and forever discharge the Company, each other member of the Company Group, the Investor and each of their respective direct or indirect shareholders, officers, employees, directors and agents from any and all Claims that you may have as of the date you sign this Agreement arising under ADEA.  By signing this Agreement, you hereby acknowledge and confirm the following: (i) you were advised by the Company in connection with your termination to consult with an attorney of your choice prior to signing this Agreement and to have such attorney explain to you the terms of this Agreement, including, without limitation, the terms relating to your release of claims arising under ADEA; (ii) you have been given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of your choosing with respect thereto; and (iii) you are providing the release and discharge set forth in this Section 18(b) only in exchange for consideration in addition to anything of value to which you are already entitled.

(c)Section 1542 of the Civil Code of the State of California Waiver.  You acknowledge that you may hereafter discover Claims or facts in addition to or different from those which you now know or believe to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected this release or your decision to enter into it.  Nevertheless, you hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts and you hereby expressly waive any and all rights and benefits conferred upon you by the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(d)Representation.  You hereby represent that you have not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit or administrative agency proceeding, or action at law or otherwise against the Company or any other member of the Company Group or any of their respective shareholders, officers, employees, directors, shareholders or agents.

(e)Re-execution of Release and Representation.  You hereby agree to re-execute the release and representation set forth in this Section 18 as of the Effective Date by signing below.

19.Cessation of Payments.  In the event that you (a) file any charge, claim, demand, action or arbitration with regard to your employment, compensation or termination of employment under any federal, state, local or foreign law, or an arbitration under any industry regulatory entity, except in either case for a claim for breach of this Agreement or failure to honor the obligations set forth herein or (b) breach any of the covenants contained or referenced in this Agreement, the Company will be entitled to immediately cease making any payments due pursuant to Section 4.

20.Certain Exceptions.  (a) Notwithstanding anything in this Agreement or anywhere else in this Agreement or in any other agreement between you and any member of the Company Group, or in any Company code of conduct, employee manual, confidentiality policy or similar document, you have the right to:

(i)report possible violations of state or federal law or regulation that have occurred, are occurring, or are about to occur to any governmental agency or entity, or self-regulatory organization;

(ii)cooperate voluntarily with, or respond to any inquiry from, or provide testimony before any self-regulatory organization or any other federal, state or local regulatory or law enforcement authority;

(iii)make reports or disclosures to law enforcement or a regulatory authority without prior notice to, or authorization from, the Company; and

(iv)respond truthfully to a valid subpoena.

(b)In addition, the Company wants you to be aware that:

(i)(A) you have the right to not be retaliated against for reporting, either internally to the Company or to any governmental agency or entity or self-regulatory organization, information which you reasonably believe relates to a possible violation of law, (B) it is a violation of federal law to retaliate against anyone who has reported such potential misconduct either internally or to any governmental agency or entity or self-regulatory organization (retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act you may have performed) and (C) it is unlawful for the Company to retaliate against you for reporting possible misconduct either internally or to any governmental agency or entity, or self-regulatory organization;

(ii)notwithstanding anything contained in this Agreement or otherwise, you may, to the extent contemplated by Section 11, disclose confidential Company information, including the existence and terms of any confidential agreements between you and the Company (including employment or severance agreements), to any governmental agency or entity or self-regulatory organization;

(iii)the Company cannot require you to withdraw reports or filings alleging possible violations of federal, state or local law or regulation, and may not offer you any kind of inducement, including payment, to do so;

(iv)your rights and remedies as a whistleblower protected under applicable whistleblower laws, including a monetary award, if any, may not be waived by any agreement, policy, form, or condition of employment, including by a predispute arbitration agreement; and

(v)even if you have participated in a possible violation of law, you may be eligible to participate in the confidentiality and retaliation protections afforded under applicable whistleblower laws, and may also be eligible to receive an award under such laws.

21.Section 409A.  This Agreement is intended to meet the requirements of Section 409A of the Internal Revenue Code and the regulations and interpretive guidance promulgated thereunder (collectively, “Section 409A”), with respect to amounts subject thereto, and will be interpreted and construed consistent with that intent.  No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year will affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A, and no such right to reimbursement or right to in-kind benefits will be subject to liquidation or exchange for any other benefit.  For purposes of Section 409A, each payment in a series of installment payments provided under this Agreement will be treated as a separate payment.  Any payments to be made under this Agreement upon a termination of employment will only be made upon a “separation from service” under Section 409A.  The Company makes no representations that the payments provided under this Agreement comply with Section 409A and in no event will the Company be liable for any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

22.Miscellaneous.

(a)Entire Agreement.  This Agreement and any other agreement containing restrictive covenant obligations owed by you to any member of the Company Group (including, without limitation, the Non-Disclosure Employment Agreement between you and SS&C Technologies, Inc. dated January 10, 2013) sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied prior agreement with respect to the terms of your employment and the termination thereof which you may have had with the Company Group.  This Agreement may be amended only by a written document signed by the parties hereto.

(b)Governing Law; Submission to Jurisdiction.  This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware (determined without regard to the choice of law provisions thereof).  To the fullest extent permitted by law, the parties hereto agree that any claim, suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the other agreements or transactions contemplated hereby will be brought only in the Federal courts located in the County of New York in the State of New York or, if unavailable, an appropriate state court in the County of New York in the State of New York, and not in any other Federal or State court located in the United States of America or any court in any other country, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding in any such court or that any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.

(c)Withholding.  Any payments made to you under this Agreement will be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

(d)Voluntary Assent.  You affirm that you have read this Agreement, and understand all of its terms, including the full and final release of claims set forth in Section 18.  You further acknowledge that you have voluntarily entered into this Agreement; that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; and that this document gives you the opportunity and encourages you to have this Agreement reviewed by your attorney and/or tax advisor.

(e)Waiver.  The failure of either party to this Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same.  Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.

(f)Severability.  In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby.  If any provision of this Agreement is held to be excessively broad as to duration, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.

(g)Counterparts.  This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement.

(h)Revocation.  This Agreement may be revoked by you within the seven-day period commencing on the date you sign this Agreement (the “Revocation Period”).  In the event of any such revocation by you, all obligations of the Company and you under this Agreement will terminate and be of no further force and effect as of the date of such revocation.  No such revocation by you will be effective unless it is in writing and signed by you and received by the Company prior to the expiration of the Revocation Period.

(i)Notices.  All notices, demands, requests or other communications which may be or are required to be given, served, or sent by a party pursuant to this Agreement will be in writing and will be hand delivered (including delivery by courier), mailed by first-class, registered or certified mail, return-receipt requested, postage prepaid, or transmitted by telegram, telex or facsimile transmission, addressed as follows:

If to the Company:

SS&C Technologies Holdings, Inc.

80 Lamberton Road

Windsor, Connecticut 06095

Attention:  Joseph J. Frank

If to you:

At your address on file with the Company.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.

SS&C Technologies Holdings, Inc.
By:	/s/ Joseph J. Frank
Name:Joseph J. Frank
Title:Global General Counsel

YOU HEREBY ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, THAT YOU FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS, AND THAT YOU HEREBY ENTER INTO THIS AGREEMENT VOLUNTARILY AND OF YOUR OWN FREE WILL.

ACCEPTED AND AGREED: /s/ Paul G. Igoe
Paul G. Igoe
Date:	March 8, 2018

The release and representations contained in Sections 18(a), (b) and (c) above are ratified and confirmed with respect to any Claims, acts or omissions through the Effective Date.

ACCEPTED AND AGREED: /s/ Paul G. Igoe
Paul G. Igoe
Date:	March 8, 2018

[Signature Page to Separation and Release Agreement]